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                                                                       EXHIBIT A


                         IDENTIFICATION OF SUBSIDIARIES


Alcoa Inc. and Alcoa International Holdings Company have filed Schedule 13G pursuant to Rule 13d-1(d). As of December 31, 2001, Alcoa International (Asia) Limited, an indirect subsidiary of Alcoa Inc. and a direct subsidiary of Alcoa International Holdings Company, was the record owner of 828,235,360 shares of H ordinary shares of Aluminum Corporation of China Limited.